Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

1.	Registration Statement (Form S-3 No. 333-41306)
2.	Registration Statement (Form S-3 No. 333-41308)
3.	Registration Statement (Form S-3 No. 333-133303)
4.	Registration Statement (Form S-4 No. 333-71460)
5.	Registration Statement (Form S-4 No. 333-46730)
6.	Registration Statement (Form S-4 No. 333-139005)
7.	Registration Statement (Form S-8 No. 333-69236) pertaining to 2001 Equity Participation Plan
8.	Registration Statement (Form S-8 No. 333-46734) pertaining to 1999 Equity Participation Plan
9.	Registration Statement (Form S-8 No. 333-82245) pertaining to 1996 Stock Option Plan, 1999 Employee Stock Purchase Plan, 1999 Equity Participant Plan, and Stock Option Agreement between SBA Communications Corporation and Robert M. Grobstein
10.	Registration Statement (Form S-8 No. 333-115246) pertaining to Amended and Restated 1999 Employee Stock Purchase Plan
11.	Registration Statement (Form S-8 No. 333-139006) pertaining to 2001 Equity Participation Plan, as Amended and Restated on May 16, 2002

of our reports dated February 27, 2007, with respect to the consolidated financial statements of SBA Communications Corporation and Subsidiaries, SBA Communication Corporation and Subsidiaries management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of SBA Communications Corporation, included in this Annual Report (Form 10-K) for the year ended December 31, 2006.

/s/ Ernst & Young LLP

West Palm Beach, Florida

February 27, 2007